EXHIBIT 21.1

LIST OF SUBSIDIARIES


                                               State or Country of
Name                                           Incorporation
----                                           -------------

Respironics Colorado, Inc.                     Colorado
RIC Investments, Inc.                          Delaware
Respironics (HK) Ltd.                          Hong Kong
Respironics Shenzen Ltd.                       Peoples Republic of China
Wegot Technologies Ltd.                        Hong Kong
Respironics Technologies Ltd.                  Hong Kong
Respironics Europe S.A.R.L.                    France
Respironics France S.A.R.L.                    France
Stimotron Medizinische Geraete GmbH            Germany
Respironics Deutschland GmbH                   Germany